Exhibit 10.13

ORANGE COUNTY TRUST COMPANY

DEFERRED COMPENSATION PLAN

Purpose

The purpose of this Orange County Trust Company Deferred Compensation Plan (the “Plan”) is to provide a deferred compensation opportunity to eligible officers and members of the Board of Directors of Orange County Trust Company (the “Bank”). The Plan is intended to be unfunded for tax purposes and to comply with the requirements of Section 409A of the Code, as amended and the Treasury regulations or any other authoritative guidance issued thereunder. This Plan is also the successor to certain individual deferred compensation agreement previously entered into between the Bank and certain Participants.

Article 1

Definitions

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

Benefit Election Form means the Form attached as Exhibit 2.

Change in Control means a change in control as defined in Internal Revenue Code Section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including –

(a)	Change in ownership: a change in ownership of Orange County Bancorp, Inc., a corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of Orange County Bancorp, Inc. stock constituting more than 50% of the total fair market value or total voting power of Orange County Bancorp, Inc. stock,

(b)	Change in effective control: (i) any one person or more than one person acting as a group acquires within a 12-month period ownership of Orange County Bancorp, Inc. stock possessing 30% or more of the total voting power of Orange County Bancorp, Inc. stock, or (ii) a majority of Orange County Bancorp, Inc.’s Board of Directors is replaced during any 12-month period by Participants whose appointment or election is not endorsed in advance by a majority of Orange County Bancorp, Inc.’s Board of Director’s, or

(c)	Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Orange County Bancorp, Inc.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Orange County Bancorp, Inc. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Orange County Bancorp, Inc.’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Orange County Bancorp, Inc.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

Code means the Internal Revenue Code of 1986, as amended.

Compensation means (i) in the case of a Participant who is a director, the total cash compensation (including retainers and meeting fees) payable to the Participant during a Plan Year, and, (ii) in the case of a Participant who is an officer, the officer’s base salary and any cash incentive compensation payable to the officer.

Deferral Account means the Bank’s accounting of the Participant’s accumulated Deferrals plus accrued interest.

Deferral Election Form means the Form attached as Exhibit 1.

Deferrals means the amount of Compensation which a Participant elects to defer according to this Plan.

Participant means (i) a member of the Board of Directors of the Bank and (ii) an officer of the Bank who is designated as eligible to participate in the Plan by the Board of Directors.

Effective Date means November 1, 2008. Notwithstanding the foregoing, it is intended that all deferrals credited to a Deferral Account shall be subject to the terms and conditions of this Plan without regard to when such amount were originally deferred.

Plan Year means the calendar year.

Section 409A means Code section 409A and the Treasury regulations or other authoritative guidance issued thereunder.

Termination of Service means, in the case of an officer, the officer’s death or the effective date of the Participant’s “Separation from Service” within the meaning of Section 409A, or, in the case of a Participant who is a director, the date when the Participant ceases to be a member of the Bank’s Board of Directors for any reason whatsoever other than by reason of a leave of absence, which is approved by the Bank.

Article 2

Deferral Election

2.1       Timing of Election; Deferral Amount. A Participant shall make a deferral election under the Plan by filing with the Bank a signed Deferral Election Form within the deadlines established by the Bank, provided that, except as provided below, in no event shall such an election be made after the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Compensation to be deferred are to be performed. A Participant may elect to defer up to one hundred (100) percent of Compensation expected to be earned during a Plan Year.

2.2       First Year of Eligibility; Deferral of Bonuses. Notwithstanding Section 2.1, if and to the extent permitted by the Bank, in the case of the first Plan Year in which a Participant becomes eligible to participate in the Plan, the Participant may make a deferral election at times other than those permitted above, provided that such election is made no later than thirty (30) days after the date the Participant becomes eligible to participate in the Plan. Such election will apply only with respect to Compensation attributable to services performed after the date the election is made. In addition, a Participant,, previously approved by the Board of Directors, who is an officer may elect to defer performance-based Compensation, such as a cash bonus or other incentive pay, not later than June 30 of the Plan Year with respect to which such Compensation will be paid.

2.3       Election Changes. Subject to Section 4.3, a Participant may not change his or her deferral election that is in effect for a Plan Year, unless permitted by the Bank in compliance with Section 409A.

2.4       Validity of Elections. The Bank reserves the right to determine the validity of all deferral elections made under the Plan in accordance with the requirements of applicable law, including Section 409A. If the Bank, in its sole discretion, determines that an election is not valid under applicable law, the Bank may treat the deferral election as null and void, and cause the Bank to pay Compensation to the affected Participant without regard to the Participant’s deferral election. By way of example and not limitation, if the Bank determines that a deferral election should have been made at a time that is earlier than the time it is actually made (even if such election would otherwise comply with the terms of the Plan), the Bank will have the right to disregard such election and to have the Bank pay the Compensation to the affected Participant without regard to the Participant’s deferral election.

Article 3

Deferral Account

3.1       Establishing and Crediting. The Bank shall establish a Deferral Account on its books for each participating Participant and shall credit to the Deferral Account the following amounts:

3.1.1       Deferrals. The Compensation deferred by the Participant as of the time the Compensation would have otherwise been paid to the Participant.

3.1.2       Interest. Interest is to be accrued on the Deferral Account balance of each Participant (including the Deferral Account Balance of a Participant who is receiving installment payments pursuant to the Sections 4.1.2 or 4.2.2) based on the prime rate as published in The Wall Street Journal on the last business day of the preceding Plan Year plus one (1%) percent. The interest shall be credited beginning on the first business day of the Plan Year, compounded monthly. The interest rate determined as of the first business day of the Plan Year shall be the same rate used for the entirety of the Plan Year. The Board may alter the interest crediting rate formula prospectively with respect to any future Plan Year.

3.2       Statement of Accounts. The Bank shall provide to the Participant, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance as of the end of such Plan Year.

3.3       Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan. The Deferral Account is not a trust fund of any kind. The Participant is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise of the Bank to pay such benefits. The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

Article 4

Payment of Benefits

4.1       Termination of Service Benefit. Upon Termination of Service for any reason, the Bank shall pay to the Participant the benefit described in this Section 4.1 in lieu of any other benefit under the Plan.

4.1.1       Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Participant’s Termination of Service; provided, however, that, upon the death of a Participant who is a nonemployee member of the Board of Directors of the Bank, the benefit under this Section 4.1 shall be determined by reference to the schedule set forth in Exhibit 3 attached hereto.

4.1.2       Payment of Benefit. The Bank shall pay the benefit under this Section 4.1 to the Participant in accordance with the Participant’s prior valid election (i) in a lump sum as soon as practicable following the Participant’s Termination of Service or (ii) as an annual benefit paid in monthly installments (calculated in the manner set forth below) and payable over a period of up to fifteen (15) years (as elected by the Participant) on the first day of each month commencing with the month following the Participant’s Termination of Service or, if elected by the Participant, on a postponed distribution date following Termination of Service. Where a Participant elects to receive a distribution in installments, the amount of each monthly installment payment shall be (i) calculated as of the first payment date (for the balance of the Plan Year in which the first payment date occurs) and (ii) recalculated as of the first business day of each Plan Year beginning after the initial payment date (for the payments to be made in each month of that Plan Year), as a fixed amount consisting of principal and interest that amortizes the Participant’s Deferral Account as of such date over the number of months then remaining in the distribution period elected by the Participant. For purposes of the foregoing calculation, the interest rate in effect under Section 3.2.1 on the applicable date (i.e., the initial payment date or, with respect to each subsequent calculation, the first business day of the Plan Year) shall be used to determine the monthly payment for the applicable period (i.e., the balance of the initial Plan Year in which payments commence and each subsequent Plan Year over the installment period). By way of example, if a Participant who elects installment payments over 120 months terminates service on June 30, 2009, his Deferral Account as of July 1, 2009 would be amortized over 120 months using the Section 3.2.1 interest rate in effect on July 1, 2009 to produce a fixed monthly payment consisting of principal and interest that would be payable for through the end of 2009 (6 months). On the first business day of 2010, the monthly payment amount would be recalculated by amortizing the Participant’s Deferral Account on such date over the remaining months of the payment period (114 months) and using the new interest rate in effect under 3.2.1 for the 2010 Plan Year. This recalculation would occur annually until the Deferral Account was fully paid in accordance with the Director’s election. Notwithstanding the foregoing, the Participant’s benefit shall automatically be paid in a lump sum as soon as practicable following the Participant’s Termination of Service if (i) the Participant has failed to timely make an election for the payment of the benefit, or (ii) the value of the Participant’s Deferral Account as of the date of the Participant’s Termination of Service is ten thousand dollars ($10,000) or less.

4.2       Change of Control Benefit. If irrevocably elected by the Participant on a Benefit Election Form (Exhibit 2) duly completed, executed and submitted to the Bank by the date of the Participant’s initial deferral election under the Plan, the Bank shall pay to the Participant the benefit described in this Section 4.2.

4.2.1       Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Change of Control.

4.2.2       Payment of Benefit. The Bank shall pay the benefit under this Section 4.2 to the Participant in accordance with the Participant’s prior valid election (i) in a lump sum as soon as practicable following the Change in Control or (ii) as an annual benefit in twelve (12) equal monthly installments payable over a period of up to fifteen (15) years on the first day of each month commencing with the month following the Change in Control. If installments are elected, the amount of each installment shall be calculated in the same manner as an installment paid under Section 4.1.2. Notwithstanding the foregoing, the Participant’s benefit shall automatically be paid in a lump sum as soon as practicable following the Participant’s Termination of Service if the value of the Participant’s Deferral Account as of the date of the Change in Control is ten thousand dollars ($10,000) or less.

4.3       Unforeseeable Emergency Distribution. Upon the Bank’s determination (following petition by the Participant) that the Participant has suffered an unforeseeable emergency as described below, the Bank shall (i) terminate the then effective deferral election of the Participant to the extent permitted under Section 409A, and (ii) distribute to the Participant all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than the amount determined by the Bank that is necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship); provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A. For purposes of this Section, “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (a) an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code Section 152(a)) of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Bank.

4.5        In-Service Distributions. A Participant may also elect to receive some or all of each year's deferrals and related earnings on a specific distribution date prior to his or her separation from service, as such term is defined under Section 409A, which distribution date is at least two (2) years after the end of the Plan Year to which such deferrals relate Each specific distribution date shall be deemed to create a separate deferral account for the Participant, and a maximum of three (3) separate accounts may be established and maintained by each Participant. Any amount distributable to a Participant shall be distributed in a lump sum on the specified date. A specified payment date may be extended to a later date only as provided in Section 4.6 of this Plan.

4.6       Modification of Prior Benefit Elections. If permitted by the Bank, but subject to limitations below, a Participant may elect to change the time or form of payment to him or her, by submitting a new Benefit Election Form to the Bank, provided the following conditions are met:: (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by Bank; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) in the case of an election related to a payment other than a payment on account of death, disability, or unforeseeable emergency, the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made. Notwithstanding the foregoing, a Participant may elect to modify a prior election under this Plan or their individual deferred fee agreement described in Section 7.13 under the transition relief provided pursuant to Section 409A no later than December 31, 2008.

Article 5

Claims and Review Procedures

5.1       Claims Procedure. The Bank shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to ninety (90) days.

5.2       Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefit, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his of her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the tight to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 6

Amendments and Termination

6.1       Termination. Although the Bank anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Bank will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Bank reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Participants, by action of its full Board of Directors. The termination of the Plan shall not adversely affect any Participant’s or beneficiary’s right to receive the payment of any benefits under the Plan as of the date of termination, including the right of the Participant or beneficiary to be paid Plan benefits accrued through the date of termination in accordance with the Plan terms and the Participant’s distribution elections in effect at the time of termination.

6.2       Amendment. The Bank may, at any time, amend or modify the Plan in whole or in part, by action of its full Board of Directors; provided, however, that no amendment or modification shall be effective to decrease or restrict the rights of a Participant is his or her Deferral Account in existence at the time the amendment or modification is made, including the right to be paid Plan benefits accrued through the date of the amendment or modification in accordance with the Plan terms and the Participant’s distribution elections in effect at the time of the amendment or modification.

Article 7

Miscellaneous

7.1       Binding Effect. This Plan shall bind each participating Participant and the Bank and their respective beneficiaries, survivors, executors, administrators and transferees.

7.2       No Guarantee of Service. This Plan is not a contract for service. It does not give a Participant the right to remain in the service of the Bank, nor does it interfere with the Bank’s right to replace a Participant. It also does not require a Participant to remain in the service of the Bank nor interfere with the Participant’s right to terminate service at any time.

7.3       Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

7.4       Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

7.5       Applicable Law. The Plan and all rights hereunder shall be governed by the laws of New York, except to the extent preempted by federal law.

7.6       Unfunded Arrangement. Each Participant and any beneficiary of such Participant are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on a Participant’s life is a general asset of the Bank to which the Participant and the Participant’s beneficiary have no preferred or secured claim.

7.7       Reorganization. The Bank shall not merge or consolidate into or with another entity, or reorganize, or sell substantially all of its assets to another entity, firm, or person unless such succeeding or continuing entity, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor entity.

7.8       Entire Agreement. This Plan constitutes the entire agreement between the Bank and a participating Participant as to the subject matter hereof. No rights are granted to a Participant by virtue of this Plan other than those specifically set forth herein.

7.9       Administration. The Board of Directors of the Bank shall have powers which are necessary to administer this Plan, including but not limited to:

(a)       Interpreting the provisions of the Plan;

(b)       Establishing and revising the method of accounting for the Plan;

(c)       Maintaining a record of benefit payments; and

(d)	Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

7.10       Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan (i) as would require income tax to a Participant prior to the date on which the amount is distributable to or on behalf of the Participant under Article 4 or (ii) which would result in penalties to the Participant under Section 409A. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

7.11       Aggregation of Employers. To the extent required under Section 409A, if the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code Section 414(b) or (c)), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Termination of Service and for any other purposes under the Plan as Section 409A shall require.

7.12       Designation of Beneficiar(ies). Each Participant shall have the right to designate a beneficiary or beneficiaries (including contingent beneficiaries) to receive any benefits payable upon the death of a Participant. No such designation shall be effective unless completed and submitted in accordance with rules and procedures established by the Bank for this purpose. In the absence of an effective beneficiary designation, the Participant’s designated beneficiary shall be assumed to be the Participant’s surviving spouse or, if none, the Participant’s estate.

7.13       Special Transition Rule for Certain Participants. This Plan is also intended as the successor to each of the individual Participant deferred fee agreements identified in Exhibit 4 attached hereto. The opening Deferral Account balance of each such Participant who participates in this Plan shall be equal to the Participant’s account balance under the individual agreement as of the date immediately preceding the Effective Date. Accordingly, a Participant’s first deferral election under this Plan, if any, shall be for the Plan Year ending December 31, 2009. A deferral election made for 2008 under an individual deferred fee agreement shall continue in effect for purposes of this Plan with amounts so deferred to be credited to a Participant’s Deferral Account under the Plan.

7.14       Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if, when a Participant’s service terminates, the Participant is a “specified employee,” as defined in Code Section 409A, and if any payments under this Plan will result in additional tax or interest to the Participant because of Section 409A, the Participant shall not be entitled to the such payments until the earliest of (i) the date that is at least six months after termination of the Participant’s employment for reasons other than the Participant’s death, (ii) the date of the Participant’s death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A. If any provision of this Agreement would subject the Participant to additional tax or interest under Section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.